EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Tammen
Central Garden & Pet
(925) 283-4573

CENTRAL GARDEN & PET REPORTS SECOND QUARTER

RESULTS FOR FISCAL 2004

SECOND QUARTER EARNINGS PER SHARE INCREASED 34%

RAISES FISCAL 2004 EARNINGS GUIDANCE

DUE TO SUSTAINED ORGANIC GROWTH AND ACQUISITIONS

LAFAYETTE, CALIFORNIA, May 6, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced its financial results for the fiscal second quarter of 2004, ended March 27, 2004.

Net sales for the second quarter were $359.0 million, an 8.6% increase from $330.5 million in the comparable fiscal 2003 period. The Company recorded net income for the quarter of $18.8 million, or $0.91 per diluted share, compared with net income of $13.5 million, or $0.68 per diluted share, in the comparable year-ago period. Year-over-year second quarter earnings per share increased 34%.

The improved results for the second fiscal quarter of 2004 versus 2003 were primarily driven by continued growth of the Company’s branded products, including contributions from the recent Kent Marine and New England Pottery acquisitions, improved gross margins and lower interest expense.

Income from operations for the second quarter of 2004 improved 22% to $34.4 million from $28.2 million in the year-ago period. Depreciation and amortization for the most recent quarter totaled $4.3 million, the same as the prior year.

Net sales for the first six months of fiscal 2004 were $581.3 million, up 7.2%, compared with $542.4 million in the comparable 2003 period. Net income for the first half of 2004 was $18.2 million, or $0.88 per diluted share, compared with $12.8 million, or $0.64 per diluted share, in the comparable year ago period.

-more-

Central continues to anticipate earnings growth from its existing operations and recent acquisitions, and is raising its estimate for fiscal 2004 net income from a range of $2.10-$2.20 per diluted share to a range of $2.15-$2.23 per diluted share, a 24% to 29% increase over fiscal 2003. This earnings guidance includes the recently completed acquisition of Interpet.

The Company will discuss its fiscal second quarter 2004 results and the Interpet acquisition on an earnings conference call today at 4:30 p.m. EST. The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003
Net Sales	$358,985	$330,509	$581,335	$542,445
Cost of Goods Sold and Occupancy	246,959	231,419	407,238	382,137

Gross Profit	112,026	99,090	174,097	160,308

Selling, General and Administrative Expenses	77,669	70,916	136,180	130,170

Income from Operations	34,357	28,174	37,917	30,138

Interest Expense	(4,459)	(6,341)	(8,564)	(9,184)
Interest Income	123	44	322	70
Other Income	985	671	270	330

Income Before Income Taxes	31,006	22,548	29,945	21,354

Income Taxes	12,162	9,019	11,746	8,542

Net Income	$18,844	$13,529	$18,199	$12,812

Earnings Per Common Share:
Basic	$0.94	$0.70	$0.91	$0.67
Diluted	$0.91	$0.68	$0.88	$0.64

Weighted Average Shares Outstanding
Basic	20,030	19,234	19,939	19,147
Diluted	20,803	20,009	20,646	19,900

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 27, 2004	March 29, 2003	September 27, 2003
Assets
Current Assets:
Cash and Equivalents	$12,568	$7,007	$77,604
Restricted Investments	15,179	—	—
Accounts Receivable	225,381	200,954	146,075
Inventories	252,614	231,438	217,156
Other Current Assets	10,766	13,926	15,222

Total Current Assets	516,508	453,325	456,057

Property & Equipment - Net	101,347	99,235	101,538

Other Assets	335,482	272,936	271,503

Total	$953,337	$825,496	$829,098

Liabilities & Shareholders’ Equity
Current Liabilities:
Notes Payable	$—	$81,747	$—
Accounts Payable	133,543	129,848	105,103
Accrued Expenses	55,663	48,220	47,061
Current Portion of Long-Term Debt	1,027	6,503	1,028

Total Current Liabilities	190,233	266,318	153,192

Long-Term Debt	311,296	160,922	249,225
Other Long-Term Obligations	1,580	2,128	1,585

Shareholders’ Equity	450,228	396,128	425,096

Total	$953,337	$825,496	$829,098